Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-261276) of our report dated January 18, 2022, relating to the financial statements of Igniting Consumer Growth Acquisition Company Limited as of December 31, 2021 and for the period from July 21, 2021 (inception) through December 31, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

January 18, 2022